FOR IMMEDIATE RELEASE

Kingstone Companies Announces 2014 Third Quarter Financial Results

Company to Host Conference Call on November 14, 2014 at 8:30 a.m. ET

Kingston, NY — November 13, 2014 – Kingstone Companies, Inc. (Nasdaq:  KINS) (the “Company” or “Kingstone”), a multi-line regional property and casualty insurance holding company, today announced its financial results for the third quarter and nine months ended September 30, 2014.

Financial and Operational Highlights for 2014 Third Quarter
(all results are compared to prior year period unless otherwise noted)
•	Net income increased 13.3% to $1.9 million, or $0.26 per diluted share
•	Direct written premiums1 increased 26.4% to $20.1 million, driven by 30.7% growth in personal lines, the Company’s largest line of business
•	Net premiums earned increased 61.5% to $9.9 million
•	Net combined ratio of 70.9%
•	Policies in force increased approximately 24.0% to 42,921
•	Annualized return on average common equity of 19.6%
•	Book value per common share on September 30, 2014 was $5.35, compared to $4.91 at December 31, 2013 and $4.47 at September 30, 2013, or an annual increase of 19.7%

Kingstone Announces Quarterly Dividend of $0.05 per share
The Company announced that its board declared a quarterly dividend of $0.05 per share payable on December 12, 2014 to shareholders of record at the close of business on November 28, 2014. This marks the fourteenth consecutive quarter of dividend distributions.

Management Commentary
Kingstone’s Chairman and CEO, Barry Goldstein, stated, “We reported a strong quarter, primarily as a result of a 26.4% increase in direct written premiums and favorable weather conditions (no catastrophe losses).  Personal lines business grew over 30% during the period, and we generated double-digit growth in all other lines, with the exception of commercial auto.  This continued growth is due to the efforts of our Select Producers, all of which are independent agents.  Kingstone’s relationships with its Select Producers are built on sharing core values of partnership and respect.  Our ability to maintain strong relationships with our Select Producers has allowed Kingstone to properly message our value proposition to end customers and is ultimately driving our rapid growth.”

1 This measure is not based on GAAP and is reconciled to the most directly comparable GAAP measure under the “2014 Third Quarter and Nine Month Financial Review-Direct Written Premiums, Net Written Premiums and Net Premiums Earned” section and defined in “Definitions Regarding Non-GAAP Measures.”

Kingstone Companies, Inc
November 13, 2014

Financial Highlights

	Three Months Ended September 30			Nine Months Ended September 30
	2014	2013	% Change	2014	2013	% Change
(000's except per share amounts and percentages)
Direct written premiums1	$20,131	$15,926	26.4%	$56,729	$44,652	27.0%
Net written premiums1	$17,668	$7,156	146.9%	$32,754	$18,121	80.8%
Net premiums earned	$9,895	$6,126	61.5%	$22,251	$15,425	44.3%
Total ceding commissions revenue	$3,278	$3,612	(9.2%)	$10,366	$8,240	25.8%
Net investment income	$464	$294	57.5%	$1,294	$853	51.8%
Interest expense	$-	$19	(100.0%)	$-	$58	(100.0%)
Net income	$1,884	$1,662	13.3%	$3,565	$1,921	85.6%
Net income per diluted share outstanding2	$0.26	$0.43	(39.5%)	$0.48	$0.49	(2.0%)

Comprehensive income	$1,537	$1,580	(2.7%)	$4,153	$1,302	219.0%
Net operating income3	$1,808	$1,600	13.0%	$3,276	$1,625	101.6%
Net operating income per diluted common share3	$0.25	$0.41	(39%)	$0.44	$0.41	7.3%

1 These measures are not based on GAAP and are reconciled to the most directly comparable GAAP measures under the “2014 Third Quarter and Nine Month Financial Review-Direct Written Premiums, Net Written Premiums and Net Premiums Earned” section and defined in “Definitions Regarding Non-GAAP Measures.”

2 EPS for the three and nine month periods ended September 30, 2014 were based on 7.4 million diluted weighted average shares outstanding, compared to 3.9 million diluted weighted average shares outstanding for the prior year periods.

3 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Definitions Regarding Non-GAAP Measures.”

Kingstone Companies, Inc
November 13, 2014

2014 Third Quarter and Nine Month Financial Review

Net Income:
Net income increased 13.3% to $1.9 million during the three month period ended September 30, 2014, compared to net income of $1.7 million in the prior-year period.  The increase can be attributed to an increase in direct written premiums and the effect of new reinsurance treaties on net premiums earned, along with higher net investment income and other underwriting expenses increasing at a percentage well below the growth in direct written premiums. In the three month period ended September 30, 2014, other underwriting expenses as a percentage of direct written premiums decreased to 14.1% compared to 16.4% in the prior-year period. In the nine month period ended September 30, 2014, other underwriting expenses as a percentage of direct written premiums decreased to 13.5% compared to 15.1% in the prior-year period. For the nine months ended September 30, 2014, net income increased 85.6% to $3.6 million from $1.9 million in the prior year period.

Earnings per share (“EPS”):
Kingstone reported EPS of $0.26 per diluted share for the three months ended September 30, 2014, compared to $0.43 per diluted share for the three months ended September 30, 2013.  For the nine months ended September 30, 2014, EPS was $0.48 per diluted share, compared to $0.49 in the prior year period.  EPS for the three and nine month periods ended September 30, 2014 were based on 7.4 million diluted weighted average shares outstanding, compared to 3.9 million diluted weighted average shares outstanding for the prior year periods.   The increase in total shares outstanding was due to the completion of the Company’s public offering in December 2013.

Kingstone Companies, Inc
November 13, 2014

Direct Written Premiums, Net Written Premiums and Net Premiums Earned:
Direct written premiums for the third quarter of 2014 were $20.1 million, an increase of 26.4% from $15.9 million in the prior year period. For the nine months ended September 30, 2014, the Company’s direct written premiums increased 27.0% to $56.7 million, compared to $44.7 million in the prior year period.

Net written premiums totaled $17.7 million during three month period ended September 30, 2014, an increase of 146.9% from $7.2 million in the prior-year period. During the nine month period ended September 30, 2014, net written premiums increased 80.8% to $32.8 million, compared to $18.1 million in the prior year period.

Net premiums earned for third quarter ended September 30, 2014 increased 61.5% to $9.9 million, compared to $6.1 million in third quarter ended September 30, 2013. Net premiums earned totaled $22.3 million during the nine month period ended September 30, 2014, an increase of 44.3% compared to $15.4 million in the prior year period.

Net premiums earned is the GAAP measure most closely comparable to direct written premiums and net written premiums.  Management uses direct written premiums and net written premiums, along with other measurers, to gauge the Company’s performance and evaluate results.  Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company’s net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2014	2013	% Change		2014	2013	% Change
(000’s except percentages)
Direct and Net Premiums Written Reconciliation:

Direct written premiums	$20,131	$15,926	26.4%		$56,729	$44,652	27.0%
Assumed written premiums	23	17	35.3%		39	37	5.4%
Ceded written premiums	(2,486)	(8,787)	(71.7	) %	(24,014)	(26,568)	(9.6	) %

Net written premiums	17,668	7,156	146.9%		32,754	18,121	80.8%
Change in unearned premiums	(7,773)	(1,030)	654.7%		(10,503)	(2,696)	289.6%

Net premiums earned	$9,895	$6,126	61.5%		$22,251	$15,425	44.3%

Net Combined Ratio:
Kingstone’s net combined ratio was 70.9% for the three month period ended September 30, 2014, compared to 63.0% for the prior year period.

Net Loss: The net loss ratio during the three month period ended September 30, 2014 was 45.9% compared to 39.8% in the three month period ended September 30, 2013.  The increase of 6.1 percentage points in the third quarter of 2014 resulted in large part from increased net losses in the Company’s commercial auto line of business.   The commercial auto line represents approximately 3% of written premiums across all business lines in the third quarter.  Effective October 1, 2014, the Company decided that it will no longer accept new commercial auto policies.  The net loss ratio for Kingstone’s personal lines business, improved to 15.7% in the third quarter of 2014, from 41.0% in the prior year period.

Kingstone Companies, Inc
November 13, 2014

Net Underwriting Expense: The net underwriting expense ratio was 25.0% in the three month period ended September 30, 2014, compared to 23.2% in the prior year period. The increase in net underwriting expense was due to a lower percentage of ceding commission revenue to net premiums earned as a result of the change in reinsurance treaties effective July 1, 2014.

The table indicates the comparison of the net loss and net underwriting expense ratios:

	Three months ended			Nine months ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Key Measures:
Net loss ratio	45.9%	39.8%	6.1pts	53.4%	52.8%	0.6 pts
Net underwriting expense ratio	25.0%	23.2%	1.8pts	24.0%	31.5%	-7.5 pts
Net combined ratio	70.9%	63.0%	7.9pts	77.4%	84.3%	-6.9 pts

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $67.3 million at September 30, 2014, compared to $57.6 million at December 31, 2013.  The Company’s investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 85.3% of total investments at September 30, 2014, and 81.9% at December 31, 2013.  The Company’s effective duration on its fixed-income portfolio is 6.0 years.

Net investment income increased 57.5% to $463,513 in the third quarter of 2014 from $294,348 in the prior year period, largely due to an increase in cash and invested assets.  This increase resulted primarily from the deployment of the net proceeds of $18,804,000 received from the Company’s December 2013 public offering and increased operating cash flows. Net investment income increased 51.8% to $1,294,000 during the first nine months of 2014, compared to $853,000 during the first nine months of fiscal 2013.

The taxable equivalent investment yield, excluding cash, was 4.69% and 5.40% at September 30, 2014 and 2013, respectively. The reduction was due to the increase in the value of the portfolio, as reported in changes to other comprehensive income.

Book Value
The Company’s book value per share at September 30, 2014 was $5.35, an increase of 9.0% compared to $4.91 at December 31, 2013, and up 19.7% from $4.47 at September 30, 2013.

	30-Sep-14	30-Jun-14	31-Mar-14	31-Dec-13	30-Sep-13

Book Value Per Share	$5.35	$5.18	$4.98	$4.91	$4.47
% Increase from specified period to September 30, 2014		3.28%	7.43%	8.96%	19.69%

Kingstone Companies, Inc
November 13, 2014

Outlook for 2014
Kingstone’s Chief Financial Officer, Victor Brodsky, stated, “We continue to see strong demand throughout all lines of business, and are focused on properly balancing this growth while maintaining our conservative operating leverage.  The change in reinsurance structure that was implemented in July positively impacted our net premiums earned in the third quarter and we feel this will continue into future periods.  Our recent favorable results validate Kingstone’s long-term strategy of reducing its reliance on quota share reinsurance and retaining more of the business we originate.”

Mr. Goldstein concluded, “We continue to execute on a defined strategy to achieve strong growth and underwriting profit from products where we have an expertise.  We are putting this knowledge to work in markets where we have operated for decades.  In the past, we have stated certain metrics that Kingstone has strived to achieve that I refer to as ‘20-20-20.’  This is defined as a growth rate of 20% or more, an underwriting margin of 20% or greater, and return-on-equity of 20% or more.  During the third quarter we met these goals in terms of growth and margin targets, and our annualized ROE of 19.6% missed by a slight margin. We were able to deliver during the third quarter while adding to our employee base and building the necessary infrastructure to accommodate future growth.”

Definitions of Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2013		September 30, 2014		September 30, 2013

	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000’s except per common share amounts)
Net Operating Income and Diluted Earnings per Common Share Reconciliation:

Net income	$1,884	$0.26	$1,662	$0.43	$3,565	$0.48	$1,921	$0.49

Net realized gain on investments	115		94		438		449
Less tax effect on realized gains	39		32		149		153
Net realized gain on investments, net of taxes	76	$0.01	62	$0.02	289	$0.04	296	$0.08

Net operating income	$1,808	$0.25	$1,600	$0.41	$3,276	$0.44	$1,625	$0.41

Weighted average diluted shares outstanding	7,378,097		3,887,840		7,360,294		3,903,427

Kingstone Companies, Inc
November 13, 2014

Conference Call Details – Friday, November 13, 2014
Management will discuss the Company’s operations and its financial results in a conference call on Friday, November 14, 2014, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q3-2014. The webcast will be archived and accessible for approximately 30 days.

About Kingstone Companies, Inc
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Kingstone Companies, Inc. Barry Goldstein CEO (845) 802-7900	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Adam Prior Senior Vice-President (212) 836-9606 / aprior@equityny.com Forrest Hunt Associate (212) 836-9610 / fhunt@equityny.com

Kingstone Companies, Inc
November 13, 2014

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Revenues
Net premiums earned	$9,895,000	$6,125,584	$22,250,684	$15,425,081
Ceding commission revenue	3,278,319	3,611,544	10,365,651	8,239,686
Net investment income	463,513	294,348	1,294,216	852,666
Net realized gains on sales of investments	115,176	94,456	438,126	449,474
Other income	263,726	213,205	742,191	671,020
Total revenues	14,015,734	10,339,137	35,090,868	25,637,927

Expenses
Loss and loss adjustment expenses	4,538,167	2,439,132	11,871,060	8,150,570
Commission expense	3,106,064	2,563,055	8,592,364	6,757,959
Other underwriting expenses	2,845,708	2,611,736	7,656,532	6,756,692
Other operating expenses	485,959	279,214	1,074,373	750,357
Depreciation and amortization	248,888	165,524	641,943	472,495
Interest expense	-	19,188	-	58,293
Total expenses	11,224,786	8,077,849	29,836,272	22,946,366

Income from operations before taxes	2,790,948	2,261,288	5,254,596	2,691,561
Income tax expense	907,267	599,064	1,689,280	770,228
Net income	1,883,681	1,662,224	3,565,316	1,921,333

Other comprehensive income (loss), net of tax

Gross change in unrealized (losses) gains	(525,622)	(123,848)	891,093	(938,712)

Income tax benefit (expense) related to items
of other comprehensive income (loss)	178,711	42,041	(302,972)	319,095
Comprehensive income	$1,536,770	$1,580,417	$4,153,437	$1,301,716

Earnings per common share:
Basic	$0.26	$0.44	$0.49	$0.50
Diluted	$0.26	$0.43	$0.48	$0.49

Weighted average common shares outstanding
Basic	7,294,913	3,811,243	7,283,244	3,826,510
Diluted	7,378,097	3,887,840	7,360,294	3,903,427

Dividends declared and paid per common share	$0.05	$0.04	$0.13	$0.12

Kingstone Companies, Inc
November 13, 2014

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of
$5,334,056 at September 30, 2014 and $2,425,261 at December 31, 2013)	$5,125,285	$2,399,482
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$46,948,102 at September 30, 2014 and $28,079,902 at December 31, 2013)	47,998,898	28,436,022
Equity securities, available-for-sale, at fair value (cost of $8,857,992
at September 30, 2014 and $6,690,338 at December 31, 2013)	9,160,744	6,796,673
Total investments	62,284,927	37,632,177
Cash and cash equivalents	5,028,005	19,922,506
Premiums receivable, net of provision for uncollectible amounts	9,324,796	7,590,074
Receivables - reinsurance contracts	1,750,989	974,989
Reinsurance receivables, net of provision for uncollectible amounts	35,324,074	37,560,825
Deferred policy acquisition costs	8,644,105	6,860,263
Intangible assets, net	2,352,458	2,709,244
Property and equipment, net of accumulated depreciation	2,475,651	2,038,755
Other assets	1,745,303	1,494,989
Total assets	$128,930,308	$116,783,822

Liabilities
Loss and loss adjustment expense reserves	$36,922,289	$34,503,229
Unearned premiums	39,652,812	32,335,614
Advance premiums	1,263,129	776,099
Reinsurance balances payable	2,057,549	2,566,729
Deferred ceding commission revenue	5,688,973	6,984,166
Accounts payable, accrued expenses and other liabilities	3,240,296	3,215,487
Deferred income taxes	1,103,492	693,087
Total liabilities	89,928,540	81,074,411

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,221,702 shares at September 30, 2014 and 8,186,031 shares at December 31, 2013; outstanding 7,295,364 shares at September 30, 2014 and 7,266,573 shares at December 31, 2013	82,217	81,860
Capital in excess of par	32,825,045	32,692,568
Accumulated other comprehensive income	893,340	305,219
Retained earnings	6,805,339	4,187,209
	40,605,941	37,266,856
Treasury stock, at cost, 926,338 shares at September 30, 2014 and 919,458 shares
at December 31, 2013	(1,604,173)	(1,557,445)
Total stockholders' equity	39,001,768	35,709,411

Total liabilities and stockholders' equity	$128,930,308	$116,783,822